Exhibit 99.1

News Release
     For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations (706) 649-4973
Synovus Reports Net Loss of $0.08 per Share for Third Quarter 2008
Columbus, Ga., October 23, 2008 Synovus reported a net loss for the third quarter of 2008 of $26.9 million, or $0.08 per share, compared to income from continuing operations of $83.6 million, or $0.25 per diluted share for the third quarter of 2007.
     “Credit issues, along with a weakening economy, created the need for aggressive actions to appropriately value, write down and dispose of problem credits,” said Richard Anthony, Chairman and CEO. “Additionally, we have grown our deposits to enhance our liquidity position and plan to participate in the capital purchase program announced by the Treasury Department on October 13, 2008, which could add approximately $300 to $900 million of Tier 1 capital to our balance sheet. These actions will further strengthen Synovus for the future.”
     The ratio of nonperforming assets to loans, impaired loans held for sale, and other real estate was 3.58%, as of September 30, 2008, compared to 3.00% last quarter and 1.16% in the third quarter of 2007. Nonperforming loans were $770 million as of September 30, 2008, an increase of $143 million from the second quarter of 2008. The Atlanta market represents 56% of Synovus’ total nonperforming loans in the residential construction and development portfolios. The net charge-off ratio for the quarter was 1.53% compared to 1.04% last quarter and 0.51% in the third quarter of 2007. During the quarter, Synovus recognized an $18 million loss on $70 million of non-performing assets after identifying these assets for loan sales or auctions. Two auctions were completed in the quarter with proceeds of $28 million. Another auction and two loan sales are scheduled to close in November which are expected to reduce nonperforming assets by $24 million. The allowance for loan losses was 1.68% of loans as of September 30, 2008, compared to 1.52% as of June 30, 2008 and 1.38% as of September 30, 2007. The provision expense for the quarter was $151.4 million, compared to $93.6 million last quarter, and $58.8 million in the third quarter of 2007. The provision for loan losses covered net charge-offs by 144% for the quarter.
     During the third quarter, Synovus reassessed its largest loans, representing approximately 14% of the entire portfolio. While all except for one of these loans were performing, Synovus concluded that the financial condition of certain borrowers had weakened. This resulted in the downgrade of certain credits and a corresponding increase in provision expense of $40 million in the quarter.
     In the current environment, Synovus has focused on growing deposits faster than loans. Total deposits grew 27.8% (annualized) on a sequential quarter basis, while Federal funds purchased were reduced by 88.6% enhancing Synovus’ overall liquidity position. Total core deposits (excludes brokered deposits) grew 4.3% (annualized) on a sequential quarter basis.
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports Net Loss of $0.08 per Share for Third Quarter/p. 2
Total loans grew 2.9% (annualized) on a sequential quarter basis. The net interest margin for the quarter was 3.42%, compared to 3.57% last quarter and 3.97% in the third quarter of 2007. Net interest income for the third quarter was $267.8 million compared to $290.8 million in the third quarter of 2007.
     Non-interest expense was $258.8 million for the quarter, up $46.4 million compared to the third quarter last year. The increase consists primarily of a $41.5 million increase in losses and costs related to foreclosed real estate (which includes a $17 million loss related to the aforementioned auctions), $9.0 million in restructuring charges associated with Project Optimus, and a $3.4 million increase in FDIC insurance and other regulatory fees. Core non-interest expense was down from the same period last year primarily due to a headcount reduction of 274 during the third quarter of 2008.
     Shareholders’ equity as of September 30, 2008 was $3.39 billion, which represented a strong 9.87% of quarter-end assets. Total assets as of September 30 were $34.4 billion, an increase of 6.7% when compared to total assets from continuing operations a year ago. As of September 30, 2008, the Tier 1 Capital Ratio was 8.83%, the Total Risk-Based Capital Ratio was 12.22%, and the Tangible Common Equity to Tangible Assets Ratio was 8.50%.
     During the three months ended June 30, 2008, Synovus conducted its annual goodwill impairment evaluation. As a result of this evaluation, Synovus recognized a goodwill impairment charge of $27 million (pre-tax and after-tax) on one of its reporting units. As was previously disclosed, the goodwill impairment charge was preliminary and subject to the finalization of the Step 2 calculation. Synovus expects to complete this process prior to the filing of its Form 10-Q for the three months ended September 30, 2008. Accordingly, any additional impairment charge would be reflected in the financial results for the three months ended September 30, 2008. Although any goodwill impairment charge would further reduce reported GAAP earnings, it would be non-cash in nature and would not affect Synovus’ liquidity or regulatory capital ratios.
     On October 15, 2008, Synovus received a notification from Visa Inc. stating that it had reached an agreement in principle with Discover to settle litigation pending since 2004. The specific terms of the settlement are not yet available. Synovus and other member banks have obligations to indemnify Visa, on a pro-rata basis, for the losses related to this litigation. As of September 30, 2008, Synovus has accrued $3.8 million as an estimate of its indemnification obligations related to this litigation. The expense related to this liability was recognized in the fourth quarter of 2007. This amount assumed a total settlement by Visa of $650 million. At this time, Synovus has not yet determined the impact of the settlement on its accrued liability at September 30, 2008.
     Anthony concluded, “As we look out into the fourth quarter of 2008, we believe that the third quarter elevated level of charge-offs and loan loss provision should decrease and should drive improved performance in the quarter as compared to the third quarter. In looking out to 2009, based upon our assumptions regarding current economic conditions and credit conditions persisting throughout 2009, we believe that the 2009 charge-off ratio will be in the 1.15% to 1.30% range.”
     Synovus will host an earnings highlights conference call at 4:30 pm EDT, on October 23, 2008. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports Net Loss of $0.08 per Share for Third Quarter/p. 3
download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
     Synovus (NYSE: “SNV”) is a financial services holding company with $34 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 34 banks, 440 ATMs, and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure the delivery of unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
     This press release and certain of our other filings with the Securities and Exchange Commission contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our expectations that we we will be able to participate in the U.S. Treasury’s capital purchase program and the level of our participation, expected reductions in non-performing assets as a result of asset sales, any additional impact to our third quarter earnings from the completion of our annual goodwill impairment evaluation or the settlement of the Visa litigation, and our expectations regarding our charge-offs and charge-off ratio, loan loss provision, and credit during the remainder of 2008 and 2009 and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include: (1) further deteriorations in credit quality, particularly in residential construction and development loans, may continue to result in increased non-performing assets and credit losses, which will adversely impact us; (2) declining values of residential real estate may result in further write-downs of assets, which may increase our credit losses and negatively affect our financial results; (3) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations; (4) continuing deteriorations in general economic conditions and conditions in the financial markets; (5) inadequacy of our allowance for loan losses, or the risk that the allowance may prove to be inadequate or may be negatively affected by credit risk exposures; (6) changes in the interest rate environment which may increase funding costs and reduce earning assets yields, thus reducing margins; (7) changes in accounting standards, particularly those related to determination of allowance for loan losses and fair value of assets; (8) slower than anticipated rates of growth in non-interest income; (9) impact of the Emergency Economic Stabilization Act and other recent and proposed changes in the regulation of banks and financial institutions; (10) restrictions or limitations on access to funds from subsidiaries, thereby restricting our ability to make payments on our obligations or dividend payments; (11) risks associated with litigation; (12) inability to satisfy all conditions required to participate in the U.S. Treasury’s capital participation program or to otherwise access the capital markets on terms that are satisfactory; (13) the volatility of our stock price; and (14) the other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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Post Office Box 120 / Columbus, GA 31902
www.synovus.com